Exhibit 10.27
CONSULTING AGREEMENT
This Agreement made and entered into by and between Dana Limited, having its principal place of business at 4500 Dorr St., Toledo, OH 43697 (hereinafter “Company”), and Robert Fesenmyer, whose address is 8913 Orchard Lake Road, Holland, OH 43528, a consultant (hereinafter “Contractor”).
WITNESSETH:
WHEREAS, Contractor has great personal and specialized knowledge about auto industry trends, sales and marketing trends and approaches, original equipment manufacturer’s needs and products, manufacturing trends and product sourcing expertise.
WHEREAS, the Company desires, to the extent practicable, to retain and secure for itself the experience, abilities and services of Contractor in order to avoid the additional cost and expense associated with discharging its obligations without the benefit of Contractor’s knowledge and expertise;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:
1.	Engagement. The Company hereby engages Contractor as an independent consultant to perform consulting activities in connection with various sales and marketing initiatives, plans and processes as well as other matters within the Contractor’s knowledge and expertise. As such, Contractor will perform the consulting duties described in paragraph 3 as may be reasonably requested by the Company through its Chief Executive Officer, Chief Administrative Officer, Vice President of Strategy and Business Development or their designees, from time to time during the Consulting Term.

The Company shall (except for phone discussions of less than thirty minutes in duration in any one business day) give Contractor reasonable advance notice of its need for Contractor’s service under the terms of this Agreement, which notice shall specify with particularity, the dates and expected duration of the anticipated need for Contractor’s services. Further, except in the case of an emergency, the scheduling of Contractor’s services shall be reasonably adjusted to conform to Contractor’s availability, as it is recognized that Contractor will be pursuing new employment because of the elimination of his position with the Company.

As specific consideration to ensure the Contractor’s availability and in addition to the compensation specified in Paragraph 4 below, the Company will pay to the Contractor a retainer fee of Ten Thousand Dollars ($10,000) in January, 2009.

2.	Consulting Term. Contractor will be retained as a consultant by the Company in the consulting position described in paragraph 1 hereof for a Consulting Term commencing on January 1, 2009 and continuing until March 31, 2009 (the “Consulting Term”), unless sooner terminated by two weeks advance written notice from one party to the other. This Consulting Term may be renewed by a separate written agreement by the parties.

3.	Duties. Contractor is hereby engaged as a consultant with respect to various sales and marketing matters and projects to be reasonably determined by Dana including but not limited to continuation and completion of matters that had previously been the subject of Contractor’s effort while employed by the Company and to provide such consulting services in connection therewith as may be reasonably requested by the Company. Unless the needed services require physical presence at a specified location the Contractor will not be required to provide consulting services at any particular location. In such case the services may be provided at home or by telephone or mail, or by any other means mutually agreeable to both parties. Both parties agree that on the average Contractor will not render services to the Company for more than forty (40) hours in any week, during the Consulting Term as it is recognized that Contractor may pursue other clients.

4.	Compensation. For services rendered by Contractor during the Consulting Term, the Company shall pay Contractor an hourly consulting fee of One Hundred Seventy Five Dollars ($175.00). This shall be the only compensation (other than the reimbursement of expenses pursuant to paragraph 7) that Contractor shall be entitled to receive from the Company for his services under this Agreement.

5.	Secrecy. During the course of the Consulting Term, Contractor may learn, become aware of, or be engaged in the development of information related to the Company’s or an affiliate’s business that is secret or confidential. Contractor covenants and agrees that if the information to which he is exposed and/or granted access to during the Consulting Term is confidential, trade secret, or proprietary information, and that he shall maintain this information confidential and shall not, either during the Consulting Term or at any time thereafter, without the express prior written permission of the Company, disclose such information to others or use such information for his own benefit or for the benefit of third parties. Contractor further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the above-described secret or confidential information to any other person or business entity.

Contractor further agrees that he will not disclose to any third party any details of the assignment he is performing under this Agreement unless such disclosure is contemplated by or necessary to the completion of the work assigned to the Contractor by the Company.

Contractor further agrees that all inventions, improvements, discoveries and works of authorship which are conceived, suggested, invented, made or discovered by him during the Consulting Term and are produced for the benefit of the Company or it’s workforce and at the direction or request of the Company, while on the premises of the Company or elsewhere, and which in any way relate to the services rendered under this agreement or to products, machines, tools, processes or methods manufactured, marketed, designed, developed, investigated or tested by the Company at any time before or during the Consulting Term, or to similar products, devices, machines, tools, processes or methods, are hereby assigned to the Company and shall without further consideration be the sole and exclusive property of the Company. However, any such inventions, improvements, discoveries and works of authorship which are not produced for the benefit of the Company or its workforce, or at the direction or request of the Company, or designated as proprietary, confidential or exclusive by the Company will not be subject to the requirements of this section. In addition, any such inventions, improvements, discoveries and works of authorship which are designated as proprietary or confidential by the Company will not be subject to the requirements of this section should the Company either inadvertently or deliberately place such proprietary, confidential information in the public domain.

6.	Working Facilities. Contractor shall be furnished with such working space, office personnel and supplies as may be necessary, in the reasonable opinion of the Company and the Contractor, to permit Contractor to perform his duties hereunder. Any other instruments, which are necessary, in the reasonable opinion of the Company and the Contractor, to perform his duties, must be supplied by Contractor. However, upon an itemized accounting of such other instruments as are approved in advance by the Company, the Company shall reimburse Contractor within a reasonable time for the expenses.

7.	Travel Expenses. The Company shall reimburse Contractor for reasonable expenses for travel deemed necessary by the Company to the performance of Contractor’s duties or shall, at the Company’s expense, provide such travel arrangements.

8.	Fringe Benefits. During the Consulting Term, Contractor shall not be entitled to participate in any Company-provided group life insurance, hospitalization, pension plans, incentive programs, salary continuation plans and such other employee benefits as are customarily available to employees of the Company or its affiliates, provided, however, that this Agreement shall in no way alter or affect Contractor’s retirement or other benefits arising solely from his employment with the Company prior to his retirement or to those benefits and privileges arising out of “Contractor’s Separation and General Release” with the Company.

9.	Assignment. The rights and obligations of the Company hereunder are assignable, and shall inure to the use and benefit of its successors and assigns upon thirty days written advance notice. However, the rights and obligations of Contractor hereunder shall not be assignable by the Contractor, voluntarily or involuntarily, or by operation of law except that the Company will recognize any assignment to the Contractor’s corporation or limited liability company or similar business entity under the laws of the state of Ohio or any other state of the United States where the Contractor may take resident or domicile during the term of this Agreement so long as the Contractor will still be providing the contracted services.

10.	Hold Harmless. Contractor agrees to carry his own insurance and agrees to assume any risk incidental to his entry upon Company premises, and will release and hold the Company harmless of any and all claims Contractor might have against the Company as a result of personal injuries sustained during the Consulting Term. The Company will hold harmless and indemnify the Contractor from any and all claims that may arise as a result of the Company’s misuse or imprudent use of the advice or services rendered by the Contractor to the Company.

11.	Control. The Company shall not control the instrumentalities, details, and means by which Contractor achieves the results for which he was retained under this Agreement. It is expected that the Contractor will be providing only advisory and consulting services, and consequently, he will not be subject to the supervision or control of the Company

12.	Contractor’s Status. It is understood and agreed that Contractor is not and shall not be deemed to be an agent (except as may be expressly authorized in writing by the Company from time to time during the term of this Agreement), employee or servant of the Company (or its affiliates), and is engaged only as an independent contractor in a consultant capacity, and has no power or authority to act, bind or make commitments on behalf of the Company or its affiliates without the prior written authority of the Company. As an independent contractor, no deductions shall be made by the Company from Contractor’s fees, and Contractor assumes all tax obligations in connection with the same.

13.	Amendment. This Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument executed by both parties hereto.
IN WITNESS WHEREOF, the Company and Contractor have executed this Agreement on December 2, 2008 to become effective as of the 1st day of January, 2009.

CONTRACTOR		DANA LIMITED

By:	/s/ Robert Fesenmyer	By:	/s/ Robert Marcin

Title:		Title